Exhibit 99.1
ENTERTAINMENT PROPERTIES TRUST PRICES CONCURRENT OFFERINGS OF
$75 MILLION OF SERIES E CUMULATIVE CONVERTIBLE PREFERRED SHARES
AND APPROXIMATELY $100 MILLION OF COMMON SHARES
Kansas City, MO. March 27, 2008 – Entertainment Properties Trust (NYSE:EPR) today announced that it has priced two independent concurrent public offerings. One offering consists of 3,000,000 Series E cumulative convertible preferred shares with a liquidation preference of $25.00 per share. The convertible preferred offering will also grant to the underwriters an over-allotment option to purchase an additional 450,000 Series E cumulative convertible preferred shares. The other offering consists of 2,100,000, increased from 1,500,000, newly issued common shares. This second offering grants the underwriters an over-allotment option to purchase an additional 315,000 common shares increased from 225,000 common shares. These offerings are independent of each other, and neither offering is conditioned on the successful completion of the other.
Both offerings are expected to close on April 2, 2008, subject to the satisfaction or waiver of their respective customary closing conditions.
Each Series E cumulative convertible preferred share is convertible into common shares of the Company at any time, subject to certain conditions, at an initial conversion rate of 0.4512 common shares per $25.00 liquidation preference, which is equivalent to an initial conversion price of approximately $55.41. Upon conversion, the Company has the option to deliver either common shares or a combination of common shares and cash, subject to certain conditions. The distribution rate on the Series E cumulative convertible preferred shares will be 9.00% of the liquidation preference per year, or $2.25 per share per year. Distributions will be paid quarterly in arrears. An application has been made to list the Series E cumulative convertible preferred shares on the New York Stock Exchange.
For the offering of Series E cumulative convertible preferred shares J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are joint bookrunners while RBC Capital Markets Corporation is acting as the co-manager. With respect to the offering of common shares, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and RBC Capital Markets Corporation are all joint bookrunners.
The net proceeds from each offering are expected to be used for general business purposes, which may include funding the acquisition, development or financing of properties or the repayment of debt. Pending application of the net proceeds to such uses, the Company expects to use the net proceeds to reduce indebtedness under its unsecured revolving credit facility and to invest any remaining net proceeds in interest-bearing securities which are consistent with the Company’s qualifications as a real estate investment trust.
Each offering is being made under an automatic “shelf” registration statement filed under the Securities Act of 1933, as amended, and previously declared effective by the Securities and Exchange Commission. Each offering is being made solely by means of its respective prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of either of these securities in any state in which such offer, solicitation, or sale would be unlawful.

Copies of the prospectus supplements and the related prospectus for the offerings may be obtained from the offices of J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245; Morgan Stanley, 180 Varick Street 2/F, New York, New York 10014; or RBC Capital Markets Corporation, 165 Broadway, New York, New York 10006.
About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that offer enduring value, excellent executions, attractive economics, and an advantageous market position. Our total assets exceed $2.1 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.
Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflecting in the forward-looking statement will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans, or intentions. Forward-looking statements necessarily are dependent on assumptions, data, or methods that may be incorrect or imprecise.
You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K in evaluating any forward-looking statements included in this press release. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements. EPR undertakes no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events, or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance, or achievements could differ materially from those anticipated or implied in the forward-looking statements.